Exhibit 28(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2012, relating to the financial statements and financial highlights which appear in the December 31, 2011 Annual Report to Shareholders of Anchor Series Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Disclosure of Portfolio Holdings Policies and Procedures” and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PRICEWATERHOUSECOOPERS LLP
Houston, Texas
August 27, 2012